EXHIBIT 5.1
October 25, 2006
Texas Capital Bancshares, Inc.
2100 McKinney, Suite 900
Dallas, Texas 75201
RE: REGISTRATION STATEMENT ON FORM S-3
Ladies and Gentlemen:
     As counsel to Texas Capital Bancshares, Inc., a Delaware corporation (the “Company”), we are rendering this opinion in connection with the preparation and filing of a registration statement on Form S-3 (such registration statement, as it may be amended from time to time, is herein referred to as the “Registration Statement”) relating to the registration under the Securities Act of 1933, as amended, of 16,361 shares of common stock, $0.01 par value, of the Company issued under the Company’s 2000 Employee Stock Purchase Plan, as amended (the “Common Stock”), which the Company’s is offering to rescind.
     We have examined all instruments, documents and records which we deemed relevant and necessary for the basis of our opinion hereinafter expressed. In such examination, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies. Based upon the foregoing, we are of the opinion that the shares of Common Stock covered by the Registration Statement have been duly authorized and legally issued, and are fully paid and non-assessable.
     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Registration Statement and the prospectus included therein, as originally filed or as subsequently amended.

Very truly yours,
/s/	Patton Boggs LLP
Patton Boggs LLP